NEWS RELEASE
Contact: Robert D. Hardy, CFO U.S. Concrete, Inc. 713-499-6222
FOR IMMEDIATE RELEASE

U.S. CONCRETE REACHES AGREEMENT WITH BONDHOLDERS
ON COMPREHENSIVE DEBT RESTRUCTURING

•	Files Plan of Reorganization proposing a $272 million reduction in its subordinated debt
•	Seeks permission to pay trade creditors without disruption
•	Seeks approval of $80 million DIP credit facility
•	Operations to continue uninterrupted

HOUSTON, TX – April 29, 2010 – U.S. Concrete, Inc. (NASDAQ: RMIX) today announced it has reached an agreement with a substantial majority of its bondholders on the terms of a comprehensive debt restructuring.  The proposed plan will reduce the Company’s subordinated debt by approximately $272 million and significantly strengthen its balance sheet.  To implement the restructuring, the Company is seeking expedited confirmation of a Plan of Reorganization (“Plan”) filed today with the United States Bankruptcy Court in the District of Delaware.

The filing is not expected to affect the Company’s suppliers or customers.  The Company is seeking approval to pay suppliers in the ordinary course and to continue customer programs, as well as customary relief to continue its wage and benefit programs for its employees.  The Company also requested approval of an $80 million debtor-in-possession (DIP) credit facility led by JPMorgan, as administrative agent and sole-lead arranger, to fund operations during the restructuring.   The Company expects operations to continue as usual during the chapter 11 process, which is expected to be concluded in 75 to 90 days.

“We are very pleased that our bondholders are supportive of the steps we have taken to improve our balance sheet and, through it, the long-term health of our Company,” said Michael W. Harlan, President and Chief Executive Officer of U.S. Concrete.  “As a result of the restructuring, we should be positioned to be a financially strong competitor in our markets.  We have taken steps to minimize the impact of this process on our suppliers, customers and employees, and we intend to move forward as expeditiously as possible to complete the restructuring.”
The Plan provides that the holders of the Company’s 8.325% Senior Subordinated Notes due 2014 would exchange their Notes for the equity in the reorganized Company.  Existing shareholders would receive warrants to acquire 15 percent of the equity of the reorganized Company, with exercise prices to be set based upon achievement of certain valuation hurdles of the reorganized Company.  The Company is requesting a hearing to approve the disclosure statement related to the Plan and to set an expedited schedule for approval of the Plan and for the Company's emergence from chapter 11.  The restructuring does not involve the Company’s joint venture operations in Michigan.  Information about the restructuring is available at the Company’s website, www.us-concrete.com or via the Company’s restructuring line at (888) 369-8931.

About U.S. Concrete

U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and precast concrete.  The Company has 125 fixed and 11 portable ready-mixed concrete plants, seven precast concrete plants and seven producing aggregates facilities. During 2009 (including acquired volumes), these plant facilities produced approximately 4.5 million cubic yards of ready-mixed concrete and 3.0 million tons of aggregates.  For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management's beliefs, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to, the completion of the Company's restructuring including the outcome and impact on our business of the proceedings under Chapter 11 of the Bankruptcy Code, and the ability of the Company to satisfy closing conditions under the agreements-in-principle and the plan of reorganization and related documents and to have the plan of reorganization confirmed by the bankruptcy court.  Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry, the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather conditions; the availability and pricing of raw materials; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2009.

#####